EX 19.1
Planet Fitness, Inc.
Insider Trading Policy

1.Purpose. This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Planet Fitness, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with U.S. federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information, commonly known as “tipping.”
2.Persons Subject to the Policy. This Policy applies to all officers and employees of the Company and its subsidiaries, as well as members of the Board. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Any such other persons will be notified by the Compliance Officer (as defined below).
This Policy also applies to transactions by: (i) your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) anyone else who lives in your household, (iii) any family members who do not live in your household but whose transactions in Company Securities (as defined below) are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities, and (iv) family trusts, family partnerships and similar entities controlled by you or any such person (collectively, “Other Covered Persons”). You are responsible for the transactions of these Other Covered Persons and therefore should make them aware of the need to confer with you before they trade in Company Securities (as defined below), and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.
In addition to compliance with this Policy, certain individuals are subject to additional restrictions and pre-clearance requirements set forth in the Addendum to this Policy. The Company will notify those individuals who are subject to the Addendum, who shall be required to the sign the Addendum at the time of notification.
Further, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities.
3.Transactions Subject to the Policy. This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, restricted stock units or any other type of securities that the Company may issue, including, but not limited to, preferred stock, convertible debt and warrants (collectively, the “Company Securities”).
4.Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage
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in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Other Covered Person whose transactions are subject to this Policy, as discussed above, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
5.Administration of the Policy. The Company’s General Counsel & Corporate Secretary, or such officer as is designated by the Chief Financial Officer, shall serve, in consultation with the Chief Financial Officer, as the “Compliance Officer” for the purposes of this Policy. In the absence of the Compliance Officer, another employee designated by the Compliance Officer (or, if the Compliance Officer is unavailable, by the Chief Financial Officer, and, if the Chief Financial Officer is unavailable, by the Chief Executive Officer) shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer or his or her delegate shall be final and not subject to further review.
6.Statement of Policy. It is the policy of the Company that a director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may not directly, or indirectly through Other Covered Persons:
•engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions with the Company,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
•pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when such persons are aware of such information;
•disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or anyone outside of the Company, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•assist anyone engaged in the above activities in contravention of this Policy.
In addition, subject to the Company’s certificate of incorporation and bylaws, it is the policy of the Company that a director, officer or employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may not trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
7.Definition of Material Nonpublic Information.
7.1.Material Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider that information important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•projections of future earnings or losses, or other earnings guidance;
•changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•a pending or proposed merger, acquisition or tender offer;
•a pending or proposed acquisition or disposition of a significant asset;
•a pending or proposed joint venture;
•a Company restructuring;
•significant related party transactions;
•a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•bank borrowings or other financing transactions out of the ordinary course;
•the establishment of a repurchase program for Company Securities;
•a change in the Company’s pricing or cost structure;
•major marketing changes;
•a change in management;

•a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•pending or threatened significant litigation, or the resolution of such litigation;
•significant regulatory developments;
•impending bankruptcy or the existence of severe liquidity problems;
•the gain or loss of a significant customer or supplier;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets; and
•the imposition of a ban on trading in Company Securities or the securities of another company.
7.2.Nonpublic Information. Generally, information that has not been disclosed to the public is considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, a broadcast on widely-available internet, radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would generally not be considered widely disseminated if it is available only to the Company’s employees and franchisees.
Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information is considered nonpublic until the end of the first full trading day after the information is released. For example, if the Company announces financial earnings after market close on Monday or before trading begins on a Tuesday, the first time a director, officer or employee can buy or sell Company Securities is the opening of the market on Wednesday (assuming he or she is not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time a director, officer or employee can buy or sell Company Securities is the opening of the market on Thursday (again assuming he or she is not aware of other material nonpublic information at that time). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
8.Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:
8.1.Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to a Company equity incentive plan or to a transaction in which a person has elected to have the Company withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.
8.2.Restricted Stock and Similar Awards. This Policy does not apply to the vesting of restricted stock, the settlement of restricted stock unit or similar awards, or to a transaction in which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit. The Policy does apply, however, to any market sale of restricted stock or Company Securities received upon the settlement of any restricted stock unit or similar award.
9.Transactions with the Company. Any purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
10.Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information or subject to the trading “blackout” restrictions set forth in the Addendum to this Policy.

In addition, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy. Transactions in connection with domestic relations orders are generally permissible under this Policy but should be discussed and cleared in advance with the Compliance Officer.
11.Special and Prohibited Transactions. The Company has determined that the following transactions present a heightened legal risk and the potential appearance of improper or inappropriate conduct. It is therefore the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions:
11.1.Short-Term Trading. Short-term trading of Company Securities may be distracting to the person trading and may unduly focus the person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, and in accordance with Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any director or executive officer of the Company who purchases Company Securities may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
11.2.Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are also governed by the paragraph below captioned “Hedging Transactions.”
11.3.Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, are prohibited by this Policy.

11.4.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.
11.5.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, executive officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
11.6.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities other than pursuant to Rule 10b5-1 Plans. If a person subject to this Policy determines that they must use a standing order or limit order, that person must contact the Compliance Officer for clearance to place the order.
12.Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a contract, instruction or written plan for transactions in Company Securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan must be entered into in good faith and at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade, and must act in good faith with respect to the Rule 10b5-1 Plan—among other things, this means that every amendment to the plan or a decision to terminate the plan must be entered into in good faith. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. If the Rule 10b5-1 Plan is a written plan and the person adopting the plan is a director or an officer of the Company, the plan must include certain representations required by Rule 10b5-1.

    Rule 10b5-1 Plans will be considered by the Compliance Officer on a case-by-case basis. Any Rule 10b5-1 Plan must be submitted to the Compliance Officer for approval at least five days prior to the entry into the Rule 10b5-1 Plan. Multiple overlapping plans will not be approved unless they are exclusively replacement plans, that is, adopted to continue an existing trading plan with no trades executed prior to the expiration of the current plan, or exclusively for the purpose of selling shares to cover tax obligations associated with equity award vesting. For directors and officers of the Company, no trades may be executed under such Rule 10b5-1 Plan until a minimum of the later of (i) 90 days or (ii) two business days after the filing of the Company’s Form 10-K or Form 10-Q that includes financial results for the quarter in which the plan was adopted, not to exceed a maximum of one hundred and twenty days from its adoption date. Any modification or change to the amount, price or timing of a trade under a Rule 10b5-1 Plan will be treated as a termination of the existing plan and the adoption of a new plan on the modified terms. Once the relevant waiting period has passed, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

    Each quarter, the Company is required to publicly disclose when directors or officers adopt, terminate or make certain modifications to Rule 10b5-1 Plans and other trading plans for the Company’s securities and to provide a description of the material terms of each plan. Therefore, directors and officers must provide the Compliance Officer with (i) the final executed copy of any 10b5-1 Plan, (ii) any other trading plan for the Company’s securities and (iii) any amendment to any such Rule 10b5-1 Plan or other trading plan, in each case within two business days of the adoption thereof. In addition, directors and officers must promptly notify the Compliance Officer of any termination or modification of such Rule 10b5-1 Plans or other trading plans.
13.Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
14.Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as foreign regulatory authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

    In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
15.Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer. The Compliance Officer can be reached by telephone at (603) 957-4625 or by e-mail at justin.vartanian@pfhq.com.
16.Certification. All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

CERTIFICATION
I certify that:
1.I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.
2.Since August 6, 2015 (the date of the Company’s initial public offering), or such shorter period of time that I have been an employee, officer or director of the Company, or otherwise subject to the Policy, I have complied with the Policy.
3.I will continue to comply with the Policy for as long as I am subject to the Policy.
Print name:
Signature:
Date:

Addendum to Insider Trading Policy
of Planet Fitness, Inc.

The Company has established additional procedures to assist in the administration of its Insider Trading Policy (the “Policy”), to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.  These additional procedures are applicable only to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“executive officers”) and other persons who, because they are in a position to become aware of material nonpublic information, are designated by the Compliance Officer as subject to these procedures. The Company will notify those individuals who are subject to this Addendum.

Each person who is subject to this Addendum is responsible for making sure that he or she complies with this Addendum, and that any family member, household member or entity whose transactions are subject to the Policy as “Other Covered Persons,” also complies with this Addendum. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or the Compliance Officer does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

1.Pre-Clearance Procedures. No person subject to this Addendum may engage in any transaction in Company Securities at any time, even if not subject to a Blackout Period (as defined below), without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. All requests for pre-clearance must be submitted using the pre-clearance request form attached hereto as Exhibit A (“Pre-Clearance Form”). The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. After receiving clearance to engage in a trade from the Compliance Officer, the requestor must complete the proposed trade within two trading days or make a new trading request using a new Pre-Clearance Form.

2.Quarterly Trading Restrictions. No person subject to this Addendum may engage in any transaction in Company Securities, during a “Blackout Period” beginning on the fifteenth (15th) day of the last month of each fiscal quarter and ending after the first full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning the day after the first full trading day following the public release of the Company’s quarterly earnings and ending on the fifteenth (15th) day of the last month of the next fiscal quarter.
3.Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, executive officers and/or employees. Such persons may not trade Company Securities so long as the event remains material and nonpublic, and will be informed of such restriction by the Compliance Officer. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities prior to the commencement of the Blackout Period. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
4.Exceptions. The quarterly trading restrictions and event-specific trading restrictions described above do not apply to those transactions to which the Policy does not apply, as described above under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Transactions with the Company.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described in the Policy under the heading “Rule 10b5-1 Plans.”

Addendum to Insider Trading Policy
of Planet Fitness, Inc.

CERTIFICATION

I certify that:

1.I have read and understand the Company’s Insider Trading Policy Addendum (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2.Since August 6, 2015 (the date of the Company’s initial public offering), or such shorter period of time that I have been an employee, officer or director of the Company, or otherwise subject to the Policy, I have complied with the Policy.

3.I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name: _______________________

Signature: ________________________

Date: ____________________________